Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

April 20, 2017

This Amended and Restated Employment Agreement (this “Agreement”) is entered into by and between YUMA ENERGY, INC., a Delaware corporation (the “Company”), and James J. Jacobs (the “Employee”) as of the date first set forth above (the “Effective Date”) on the terms set forth herein.

WHEREAS, The Yuma Companies, Inc., a Delaware corporation (“TYC”), and the Employee previously entered into an employment agreement dated July 15, 2013 (the “Original Employment Agreement”);

WHEREAS, Yuma Energy, Inc., California corporation (“Yuma California”), assumed obligations under the Original Employment Agreement as part of the closing of a merger on September 10, 2014; and

WHEREAS, the Company assumed the Original Employment Agreement as part of the closing of the merger on October 26, 2016; and

WHEREAS, the Company and the Employee desire to amend and restate the Original Employment Agreement on the terms and conditions set forth herein.

NOW THEREFORE, the parties, intending to be legally bound, agree as follows:

1.
Position and Duties.

1.1
Employment; Titles; Reporting. The Company agrees to continue to employ the Employee and the Employee agrees to continue employment with the Company, upon the terms and subject to the conditions provided under this Agreement. During the Employment Term (as defined in Section 2), the Employee will serve the Company as Executive Vice President, Chief Financial Officer and Treasurer. In such capacity, the Employee will report to the Chief Executive Officer and otherwise will be subject to the direction and control of the Board of Directors of the Company (including any committee thereof, the “Board”) and will have such duties, responsibilities and authorities as may be assigned to him by the Chief Executive Officer or the Board from time to time and otherwise consistent with such position in a publicly traded company comparable to the Company which is engaged in natural gas and oil exploration, development, acquisition and production.

1.2
Duties. During the Employment Term, the Employee will devote substantially all of his full working time to the business and affairs of the Company, will use his best efforts to promote the Company’s interests and will perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with sound business practices. The Employee may be required by the Board to provide services to, or otherwise serve as an officer or director of, any direct or indirect subsidiary of the Company. The Employee will comply with the Company’s policies, codes and procedures, as they may be in effect from time to time, applicable to executive officers of the Company. Subject to the preceding sentence, the Employee may engage in other business and charitable activities, provided that such charitable and/or other business activities do not violate Section 7, create a conflict of interest or the appearance of a conflict of interest with the Company or materially interfere with the performance of his obligations to the Company under this Agreement.

1.3
Place of Employment. The Employee will perform his duties under this Agreement at the Company’s offices in Houston, Texas, with the likelihood of business travel from time to time.

2.
Term of Employment.

The term of the Employee’s employment by the Company under this Agreement (the “Employment Term”) commenced on the Effective Date and will continue until employment is terminated by either party under Section 5. The date upon which the Employee’s employment ends is referred to in this Agreement as the “Termination Date.” For the purpose of Sections 5 and 6 of this Agreement, the Termination Date shall be the date upon which the Employee incurs a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations issued thereunder.

3.
Compensation.

3.1
Base Salary. During the Employment Term, the Employee will be entitled to receive a base salary (“Base Salary”) at an annual rate of not less than $350,000 for services rendered to the Company and any of its direct or indirect subsidiaries, payable in accordance with the Company’s regular payroll practices. The Employee’s Base Salary will be reviewed annually by the Board and may be adjusted upward in the Board’s sole discretion, but not downward.

3.2
Annual Bonus Compensation. During the Employment Term, the Employee shall have the opportunity to earn incentive compensation in the form of an annual bonus target equal to 90% of Base Salary, as in effect at the beginning of the applicable calendar year, based on the achievement of performance goals established by the Board in its sole discretion under any incentive compensation or other bonus plan or arrangement as may be established by the Board from time to time (collectively, the “Employee Bonus Plan”). Under the Employee Bonus Plan, the Board may, in its discretion, set, in advance, an annual target bonus for the Employee. The percentage of the Employee’s Base Salary that the Board designates for the Employee to receive as his annual target bonus under any Employee Bonus Plan, as such percentage may be adjusted upward or downward from time to time in the sole discretion of the Board, or replaced by another methodology of determining Employee’s target bonus, is referred to herein as the Employee’s “Bonus Level Percentage.” The amount paid to the Employee through application of the Bonus Level Percentage is the Employee’s “Bonus Level Amount.” The “Annual Bonus” is the Bonus Level Amount paid to the Employee in any given year. The Annual Bonus, if any, will be paid within two and one-half (2.5) months after the end of the applicable calendar year. Except as otherwise provided in Section 6, (i) the Annual Bonus will be subject to the terms of the Employee Bonus Plan under which it is granted and (ii) in order to be eligible to receive an Annual Bonus, the Employee must be employed by the Company on the day that Annual Bonuses are paid.

3.3
Long-Term Incentive Compensation. With respect to each calendar year of the Company ending during the Employment Term, the Employee shall be eligible to receive annual long-term equity incentive awards under the Company’s 2014 Long-Term Incentive Plan (the “Plan”) or any successor plan, with a target value of no less than 250% of Base Salary (based on the grant date value of any such award). Each such award shall contain vesting and other terms in the sole discretion of the Board. All other terms and conditions applicable to each such award shall be determined by the Board and shall be no less favorable than those that apply to similarly situated executive officers of the Company.

4.
Expenses and Other Benefits.

4.1
Reimbursement of Expenses. The Employee will be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Employment Term (in accordance with the policies and practices presently followed by the Company or as may be established by the Board from time to time for the Company’s senior executive officers) in performing services under this Agreement; provided that the Employee properly accounts for such expenses in accordance with the Company’s policies as in effect from time to time. Such reimbursement shall be paid on or before the end of the calendar year following the calendar year in which any such reimbursable expense was incurred, and the Company shall not be obligated to pay any such reimbursement amount for which Employee fails to submit an invoice or other documented reimbursement request at least ten (10) business days before the end of the calendar year next following the calendar year in which the expense was incurred. Business related expenses shall be reimbursable only to the extent they were incurred during the term of the Agreement, but in no event shall the time period extend beyond the later of the lifetime of Employee or, if longer, five (5) years. The amount of such reimbursements that the Company is obligated to pay in any given calendar year shall not affect the amount the Company is obligated to pay in any other calendar year. In addition, the Employee may not liquidate or exchange the right to reimbursement of such expenses for any other benefits.

4.2
Vacation. The Employee will be entitled to paid vacation time each year during the Employment Term that will accrue in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

4.3
Other Employee Benefits. In addition to the foregoing, during the Employment Term, the Employee will be entitled to participate in and to receive benefits as a senior executive under all of the Company’s employee benefit plans, programs and arrangements available to senior executives, subject to the eligibility criteria and other terms and conditions thereof, as such plans, programs and arrangements may be duly amended, terminated, approved or adopted by the Board from time to time.

4.4
Overriding Royalty Interest Plan. Any overriding royalty interest (“ORRI”) granted to the Employee on either a lease or a well prior to the Effective Date pursuant to the Company’s Overriding Royalty Interest Plan dated November 7, 2013 and as amended in 2014 (the “ORRI Plan”) and/or the Original Employment Agreement shall be fully vested as of the Effective Date. After the Effective Date, the Employee shall not be entitled to any grants of an ORRI pursuant to the ORRI Plan.

5.
Termination of Employment.

5.1
Death. The Employee’s employment under this Agreement will terminate upon his death.

5.2
Termination by the Company.

(a)           Terminable at Will. The Company may terminate the Employee’s employment under this Agreement at any time with or without Cause (as defined below).

(b)           Definition of Cause. For purposes of this Agreement, the Company will have “Cause” to terminate the Employee’s employment under this Agreement by reason of any of the following:

(i)           the Employee’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to any of the Company or its direct or indirect subsidiaries (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct;

(ii)            the Employee’s repeated intoxication by alcohol or other drugs during the performance of his duties;

(iii)           the Employee’s willful and intentional misuse of any of the funds of the Company or its direct or indirect subsidiaries;

(iv)
embezzlement against the Company or its direct or indirect subsidiaries by the Employee;

(v)            the Employee’s willful and material misrepresentations or concealments in any written reports submitted to any of the Company or its direct or indirect subsidiaries;

(vi)           the Employee’s willful and intentional material breach of this Agreement;

(vii)            the Employee’s material failure to follow or comply with the reasonable and lawful written directives of the Board; or

(viii)            conduct constituting a material breach by the Employee of the Company’s then current Corporate Code of Business Conduct and Ethics, and any other written policy referenced therein; provided that in each case the Employee knew or should have known such conduct to be a breach.

(c)           Notice and Cure Opportunity in Certain Circumstances. The Employee may be afforded a reasonable opportunity to cure any act or omission that would otherwise constitute “Cause” hereunder according to the following terms: The Board shall give the Employee written notice stating with reasonable specificity the nature of the circumstances determined by the Board in its reasonable and good faith judgment to constitute “Cause.” If, in the reasonable and good faith judgment of the Board, the alleged breach is reasonably susceptible to cure, the Employee will have thirty (30) days from his receipt of such notice to effect the cure of such circumstances or such breach to the reasonable and good faith satisfaction of the Board. The Board will state whether the Employee will have such an opportunity to cure in the initial notice of “Cause” referred to above. Prior to termination for Cause, in those instances where the initial notice of Cause states that the Employee will have an opportunity to cure, the Company shall provide an opportunity for the Employee to be heard by the Board or a Board committee designated by the Board to hear the Employee. The decision as to whether the Employee has satisfactorily cured the alleged breach shall be made at such meeting. If, in the reasonable and good faith judgment of the Board, the alleged breach is not reasonably susceptible to cure, or such circumstances or breach have not been satisfactorily cured within such thirty (30) day cure period, such breach will thereupon constitute “Cause” hereunder.

5.3
Termination by the Employee.

(a)            Terminable at Will. The Employee may terminate his employment under this Agreement at any time with or without Good Reason (as defined below).

(b)           Notice and Cure Opportunity. If such termination is with Good Reason, the Employee will give the Company written notice, which will identify with reasonable specificity the grounds for the Employee’s resignation and provide the Company with thirty (30) days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination will not be for Good Reason if such notice is given by the Employee to the Company more than ninety (90) days after the occurrence of the event that the Employee alleges is Good Reason for his termination hereunder.

(c)           Definition of Good Reason Other Than Upon Change of Control. For purposes of this Agreement, other than in the event of a Change of Control, “Good Reason” will mean any of the following to which the Employee will not consent in writing: (i) a material reduction of the Employee’s then current Base Salary; (ii) failure by the Company to pay in full on a current basis (A) any of the compensation or benefits described in this Agreement that are due and owing, or (B) any amounts due and owing to the Employee under any long-term or short-term or other incentive compensation plans, agreements or awards; (iii) material breach of any provision of this Agreement by Company; (iv) any material reduction in the Employee’s title, authority or responsibilities as set forth in this Agreement; or (v) a relocation of the Employee’s primary place of employment to a location more than fifty (50) miles from the Company’s location in Houston, Texas at the Effective Date.

(d)           Definition of Good Reason For Purposes of Change of Control. For purposes of a Change of Control, “Good Reason” will mean any of the following to which the Employee will not consent in writing, but only if the Termination Date is within six (6) months before or eighteen (18) months after a Change of Control: (i) a material reduction in either the Employee’s then current Base Salary, Bonus Level Percentage, or both; (ii) failure by the Company to pay in full on a current basis (A) any of the compensation or benefits described in this Agreement that are due and owing, or (B) any amounts due and owing to the Employee under any long-term or short-term or other incentive compensation plans, agreements or awards; (iii) a material breach of any provision of this Agreement by the Company; (iv) any material reduction in the Employee’s title, authority or responsibilities as set forth in this Agreement; or (v) a relocation of the Employee’s primary place of employment to a location more than fifty (50) miles from the Company’s principal office location in Houston, Texas on the day immediately preceding the Change of Control.

5.4
Notice of Termination. Any termination of the Employee’s employment by the Company or by the Employee during the Employment Term (other than termination pursuant to Section 5.1) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 8.7. For purposes of this Agreement, a “Notice of Termination” means a written notice that (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (c) if the Termination Date (as defined herein) is other than the date of receipt of such notice, specifies the Termination Date (which Termination Date will be not more than thirty (30) days after the giving of such notice).

5.5
Disability. If the Company determines in good faith that the Disability (as defined herein) of the Employee has occurred during the Employment Term, it may, without breaching this Agreement, give to the Employee written notice in accordance with Section 5.4 of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company will terminate effective on the fifteenth (15th) day after receipt of such notice by the Employee, provided that, within the fifteen (15) days after such receipt, the Employee will not have returned to full-time performance of the Employee’s duties.

“Disability” means the Employee is unable to continue providing services by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. For purposes of this Agreement, the determination of Disability shall be made in the sole and absolute discretion of the Board.

At any time and from time to time, upon reasonable request therefor by the Company, the Employee will submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such Disability. Any physician selected by the Company shall be certified in the appropriate field, shall have no actual or potential conflict of interest, and may not be a physician who has been retained by the Company for any purpose within the prior three (3) years.

6.
Compensation of the Employee Upon Termination. Subject to the provisions of Sections 6.4(d), 6.7 and 6.8, the Employee shall be entitled to receive the amount specified upon the termination events designated below:

6.1
Death. If the Employee’s employment under this Agreement is terminated by reason of his death, the Company shall pay to the person or persons designated by the Employee for that purpose in a notice filed with the Company, or, if no such person will have been so designated, to his estate, in a lump sum within thirty (30) days following the Termination Date, the amount of:

(a)            the Employee’s accrued but unpaid then current Base Salary through the Termination Date, payable,

plus

(b)           the unpaid Bonus Level Amount, if any, with respect to the last full year during which the Employee was employed by the Company determined as follows:

(i)           If the Employee was employed for the entire previous year but the Termination Date occurred prior to the Board finally determining the Bonus Level Amount for the preceding year, then the Company’s performance will be deemed to have been such that the Employee would have been awarded 100% of his Bonus Level Percentage for that year (the “Deemed Full Year Bonus Amount”);

or

(ii)            If the Employee was employed for the entire previous year and the Board had already finally determined the Bonus Level Amount for the preceding year by the Termination Date but the Company had not yet paid the Employee his Bonus Level Amount, then the Bonus Level Amount will be that Bonus Level Amount determined by the Board (the “Actual Full Year Bonus Amount”);

plus

(iii)            an amount representing a deemed bonus for the fiscal year in which the Termination Date occurs, which is equal to the Bonus Level Amount that would be received by the Employee if the Company’s performance for the year is deemed to be at the level entitling the Employee to 100% of his Bonus Level Percentage and then multiplying the Bonus Level Amount resulting from applying 100% of his Bonus Level Percentage by a fraction, the numerator of which is the number of days from the first day of the fiscal year of the Company in which such termination occurs through and including the Termination Date and the denominator of which is 365 (“Deemed Pro Rata Bonus Amount”);

plus

(c)           any other amounts that may be reimbursable by the Company to the Employee as expressly provided under this Agreement.

For a period of up to thirty-six (36) months following the termination of this Agreement by reason of Employee’s death, Employee’s spouse and eligible dependents will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, Employee’s spouse and eligible dependents will be required to pay the applicable premiums to the plan provider, and the Company will reimburse such spouse and eligible dependents, within sixty (60) days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings.

Subject to the provisions of this Section 6.1, the Company shall pay to the Employee or his estate, in accordance with the Company’s regular payroll practices, the Employee’s Base Salary (as in effect on the Termination Date) for twelve (12) months after such Termination Date. Thereafter, the Company will have no further obligation to the Employee or his estate under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company and any payments or benefits required to be made or provided under applicable law.

6.2
Disability. In the event of the Employee’s termination by reason of Disability pursuant to Section 5.5, the Employee will continue to receive his Base Salary in effect immediately prior to the Termination Date and participate in applicable employee benefit plans or programs of the Company (on an equivalent basis to those employee benefit plans or programs provided under Section 6.4(a)(iv) below) through the Termination Date, subject to offset dollar-for-dollar by the amount of any disability income payments provided to the Employee under any Company disability policy or program funded by the Company, and the Company shall pay the Employee the following amounts in a lump sum within thirty (30) days following the Termination Date: the sum of (a) the Employee’s accrued but unpaid then current Base Salary through the Termination Date, plus (b) either the (i) unpaid Actual Full Year Bonus Amount, if any, or (ii) the Deemed Full Year Bonus Amount, if applicable, plus (c) the Employee’s Deemed Pro Rata Bonus Amount, plus (d) any other amounts that may be reimbursable by the Company to the Employee as expressly provided under this Agreement. Subject to the provisions of this Section 6.2, the Company shall pay to the Employee or his estate, in accordance with the Company’s regular payroll practices, the Employee’s Base Salary (as in effect on the Termination Date) for twelve (12) months after such Termination Date. Thereafter, the Company will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company and any payments or benefits required to be made or provided under applicable law.

6.3
By the Company for Cause or the Employee Without Good Reason. If the Employee’s employment is terminated by the Company for Cause, or if the Employee terminates his employment other than for Good Reason, the Employee will receive (a) the Employee’s accrued but unpaid then current Base Salary through the Termination Date, payable in a lump sum within thirty (30) days following the Termination Date, and (b) any other amounts that may be reimbursable by the Company to the Employee as expressly provided under this Agreement, payable in a lump sum within thirty (30) days following the Termination Date, and the Company thereafter will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company, and any payments or benefits required to be made or provided under applicable law. Notwithstanding anything in this Agreement to the contrary, no bonus will be paid to the Employee for a termination of his employment under this Section 6.3.

6.4
By the Employee for Good Reason or the Company Without Cause.

(a)           Severance Benefits on Non-Change of Control Termination. Subject to the provisions of Section 6.4(b) and Section 6.4(d), if prior to the date that precedes a Change of Control by at least six (6) months, or more than eighteen (18) months after the occurrence of a Change of Control (as defined below) the Company terminates the Employee’s employment without Cause, or the Employee terminates his employment for Good Reason, then the Employee will be entitled to the following benefits (the “Severance Benefits”) payable in a lump sum within thirty (30) days following the Termination Date:

(i)           an amount equal to (A) the Employee’s accrued but unpaid then current Base Salary through the Termination Date, plus (B) either (x) the unpaid Actual Full Year Bonus Amount, if any, or (y) the Deemed Full Year Bonus Amount, if applicable, plus (C) the Employee’s Deemed Pro Rata Bonus Amount, if any, plus (D) any other amounts that may be reimbursable by the Company to the Employee as expressly provided under this Agreement;

plus

(ii)           with respect to any termination event described in this paragraph (a) of Section 6.4, a single lump sum equal to one and one-half (1.5) times the sum of (A) the Employee’s annual Base Salary at the highest rate in effect at any time during the thirty-six (36) month period immediately preceding the Termination Date plus (B) the Employee’s target bonus for the year of the Termination Date, payable in a single lump sum within thirty (30) days following the Termination Date.

(iii)           All stock appreciation rights and other incentive awards held by the Employee will become fully vested and immediately exercisable and all restrictions on any restricted stock held by the Employee will be removed (other than as may be required under applicable securities laws).

(iv)            If the Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other applicable law (“COBRA”), the Company shall reimburse the Employee for the “Company’s portion” (as set defined below) of the continuation coverage (the “COBRA Coverage”) for the duration of the “maximum required period” as such period is set forth under COBRA and the applicable regulations. Following such period, the Company shall permit the Employee (including his spouse and dependents) to (A) continue to participate in the Company’s group health plan if permitted under such plan, (B) convert the Company’s group health plan to an individual policy, or (C) obtain other similar coverage, in each case for up to an additional twelve (12) months after the expiration of the “maximum required period” by the Employee paying one-hundred percent of the premiums for medical, dental and vision coverage on an after-tax basis (“Medical Benefits”). Notwithstanding the foregoing, the benefits described in this Section 6.4(a)(iv) may be discontinued by the Company prior to the end of the period provided in this subsection to the extent, but only to the extent, that the Employee receives substantially similar benefits from a subsequent employer.

(v)            Following the end of the COBRA “maximum required period” provided under the Company’s group health plan (the “Benefit Measurement Date”), the Company shall, as a separate obligation, reimburse the Employee for any medical premium expenses incurred to purchase the Medical Benefits under the preceding Section 6.4(a)(iv), but only to the extent such expenses constitute the “Company’s portion” of the premiums for continued Medical Benefits (which amount shall be referred to herein as the “Medical Reimbursement”).

The “Company’s portion” of COBRA Coverage and of premiums for any continuing Medical Benefits shall be the difference between one hundred percent (100%) of the COBRA Coverage or Medical Benefits premium, as the case may be, and the dollar amount of medical premium expenses paid for the same type or types of Company medical benefits by a similarly situated employee on the Termination Date.

The premiums available for Medical Reimbursement under Section 6.4(a)(v) in any calendar year will not be increased or decreased to reflect the amount actually reimbursed in a prior or subsequent calendar year, and all Medical Reimbursements under this paragraph will be paid to the Employee within thirty (30) days following the Company’s receipt of a premium payment for Medical Benefits.

(b)           Change of Control Benefits. Subject to the provisions of Section 6.4(d), if a Change of Control has occurred and the Employee’s employment was terminated by the Company without Cause, or by the Employee for Good Reason as defined in Section 5.3(d), during the period beginning six (6) months prior to the Change of Control and ending eighteen (18) months following the Change of Control (an “Eligible Termination”), then in lieu of the Severance Benefits under Section 6.4(a), the Employee will be entitled to benefits (the “Change of Control Benefits”) with respect to an Eligible Termination, as follows:

(i)           Amounts identical to those set forth in Sections 6.4(a)(i) and (a)(ii) except that the amount described in Section 6.4(a)(ii) will be equal to two (2) times the sum of (A) the Employee’s annual Base Salary at the highest rate in effect at any time during the thirty-six (36) month period immediately preceding the Termination Date plus (B) the Employee’s target bonus for the year of the Termination Date; provided, however, that if the Termination Date preceded the Change of Control, then the Change of Control Benefits will be payable within the later of thirty (30) days following the Termination Date and thirty (30) days following the Change of Control.

(ii)           The Company will pay the same COBRA Coverage described in Sections 6.4(a)(iv) and (v). Notwithstanding the foregoing, the benefits described in this Section 6.4(b)(ii) may be discontinued by the Company prior to the end of the period provided in this subsection (ii) to the extent, but only to the extent, that the Employee receives substantially similar benefits from a subsequent employer.

(iii)           All stock appreciation rights and other incentive awards held by the Employee will become fully vested and immediately exercisable and all restrictions on any restricted stock held by the Employee will be removed (other than as may be required under applicable securities laws).

The foregoing notwithstanding, if the Termination Date preceded the Change of Control, the amount of Severance Benefits to which the Employee will be entitled will be the difference between the Severance Benefits already paid to the Employee, if any, under Section 6.4(a) and the Severance Benefits to be paid under this Section 6.4(b).

(c)           Definition of Change of Control. For purposes of this Agreement, a “Change of Control” will mean the first to occur of:

(i)           A change in the ownership of the Company which occurs on the date any one individual, entity or other person, or a related group of such persons (such person or group, a “Person”) acquires ownership of stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (whether such change in ownership occurs by way of a merger, consolidation, purchase or acquisition of stock, or other similar business transaction with the Company); provided, however, that, a Change of Control shall not occur if any Person owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii)           A change in the effective control of the Company which occurs on the date a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing fifty percent (50%) or more of the total voting power of the stock of the Company; provided, however, if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control;

(iii)           A change in the effective control of the Company which occurs on the date a majority of the members of the Board of the Company are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or

(iv)           A change in the ownership of a substantial portion of the Company’s assets which occurs on the date any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s); provided, however, that for purposes of this subsection 6.4(c)(iv), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in subpart (3) immediately above; or

(v)           The date on which a complete liquidation or dissolution of the Company is consummated.

For purposes of this definition, the term “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Furthermore, for purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation or other entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding anything herein to the contrary, with respect to any amounts that constitute deferred compensation under Section 409A of the Code, to the extent required to avoid accelerated taxation or penalties, no Change of Control will be deemed to have occurred unless such Change of Control also constitutes a change in control in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.

(d)           Conditions to Receipt of Severance Benefits.

(i)           Release. As a condition to receiving any Severance Benefits or Change of Control Benefits to which the Employee may otherwise be entitled under Section 6.4(a) or Section 6.4(b), the Employee will execute a release (the “Release”), which will include an affirmation of the restrictive covenants set forth in Section 7 and a non-disparagement provision, in a form and substance satisfactory to the Company and the Employee, of any claims, whether arising under federal, state or local statute, common law or otherwise, against the Company and its direct or indirect subsidiaries which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement, which includes any claim to vested benefits under an employee benefit plan, any claim arising after the execution of the Release or any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company’s (or any of its subsidiaries’) organizational documents or any directors and officers liability insurance policies maintained by the Company. The Company will provide the Release to the Employee for signature within ten (10) days after the Termination Date. If the Company has provided the Release to the Employee for signature within ten (10) days after the Termination Date and if the Employee fails or otherwise refuses to execute the Release within a reasonable time after the Company has provided the Release to the Employee, and, in all events no later than sixty (60) days after the Termination Date and prior to the date on which such benefits are to be first paid to him, the Employee will not be entitled to any Severance Benefits or Change of Control Benefits, as the case may be, or any other benefits provided under this Agreement and the Company will have no further obligations with respect to the provision of those benefits except as may be required by law. Such Release shall be void ab initio, if Company thereafter fails to fully and timely pay all compensation and benefits due to Employee under this Agreement.

(ii)           Limitation on Benefits. If, following a termination of employment that gives the Employee a right to the payment of Severance Benefits or Change of Control Benefits under Section 6.4(a) or Section 6.4(b), the Employee violates in any material respect any of the covenants in Section 7 or as otherwise set forth in the Release, the Employee will have no further right or claim to any payments or other benefits to which the Employee may otherwise be entitled under Section 6.4(a) or Section 6.4(b) from and after the date on which the Employee engages in such activities and the Company will have no further obligations with respect to such payments or benefits, and the covenants in Section 7 will nevertheless continue in full force and effect.

6.5
Severance Benefits Not Includable for Employee Benefits Purposes. Except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, any benefit programs of the Company that take into account the Employee’s income will exclude any and all Severance Benefits and Change of Control Benefits provided under this Agreement.

6.6
Exclusive Severance Benefits. The Severance Benefits payable under Section 6.4(a) or the Change of Control Benefits payable under Section 6.4(b), if they become applicable under the terms of this Agreement, will be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company.

6.7
280G Limitation on Change in Control Benefits.

(a)
Notwithstanding anything in this Agreement to the contrary, if any payment or benefit received or to be received by the Employee in connection with a Change of Control or the termination of the Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any other entity whose actions result in a Change of Control or any entity affiliated with the Company) (all such payments and benefits, including the Change of Control Benefits, being hereinafter referred to as the “Total Payments”) would constitute an “excess parachute payment” under Section 280G(a) of the Code (or any successor provision thereto) and would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto), including any similar state or local tax and any related interest or penalties (collectively, the “Excise Tax”), then prior to making the Total Payments, a calculation shall be made comparing (i) the After-Tax Value (as defined below) to the Employee of the Total Payments after payment of the Excise Tax to (ii) the After-Tax Value to the Employee if the Total Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under clause (i) above is less than the amount under clause (ii) above will the Total Payments be reduced to the minimum extent necessary to ensure that no portion of the Total Payments is subject to the Excise Tax.

(b)
For purposes of this Agreement, “After-Tax Value” shall mean the present value of the Total Payments reduced by all federal, state, local and foreign income, excise and employment taxes applicable to such payments. Furthermore, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G, and such “parachute payments” shall be valued as provided therein. All determinations and calculations required to be made under this Section 6.7 shall be made by the Company’s independent accountants (at Company’s expense), in consultation with Employee and subject to the reasonable right of Employee’s representative(s) to review and comment on such calculations prior to final determination. The parties recognize that the actual implementation of the provisions of this Section 6.7 may be complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(c)
The Total Payments shall be reduced, as applicable, in a manner that maximizes the Employee’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

6.8
Code Section 409A Matters.

(a) It is the intention of the Company and Employee that the payments, benefits and rights to which Employee could be entitled pursuant to this Agreement comply with or be exempt from Section 409A of the Code (or any successor provision thereto), to the extent that the requirements of Section 409A of the Code are applicable thereto, after application of all available exemptions (including without limitation the “short-term deferral rule” and “involuntary separation pay plan exception”). The provisions of this Agreement shall be construed in a manner consistent with that intention. If any provision of this Agreement contravenes any applicable regulations or Treasury guidance promulgated under Section 409A of the Code, or would cause Employee to incur any additional tax, interest or penalty under Section 409A of the Code, the Company and Employee agree in good faith to reform this Agreement to comply with Section 409A of the Code. Furthermore, in the event that any benefits payable or otherwise provided under this Agreement would be deemed to constitute non-qualified deferred compensation subject to Section 409A of the Code, the Company will have the discretion, without violating the provisions of Section 409A of the Code or the Treasury guidance thereunder, to adjust the terms of such payment or benefit (but not the amount or value thereof) as reasonably necessary or appropriate to avoid the imposition of any excise tax or other penalty with respect to such payment or benefit under Section 409A of the Code. Any provision required for compliance with Section 409A of the Code that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein. The Company makes no representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement, and in no event will Company be liable for, pay or reimburse any additional tax, interest or penalties that may be imposed on Employee under Code Section 409A.

(b) For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identified amount to which Employee is entitled under this Agreement shall be treated as a separate payment within the meaning of Section 409A of the Code. In addition, to the extent permissible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c) If required to comply with Section 409A of the Code (but only to the extent so required), a termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code (excluding death) and, for purposes of any provision of this Agreement, references to “termination of employment,” “termination,” or like terms shall mean “Separation from Service” (excluding death).

(d) If any payment due under this Agreement is conditioned upon the execution of a release of claims, and if the period for consideration of the release (and any revocation period) spans two (2) of Employee’s tax years, then such payment shall be made on the later of (i) the first business day following the end of the revocation period, or (ii) the first business day of the second taxable year.

(e) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (iii) any such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred.

(f) Notwithstanding anything in this Agreement to the contrary, in the event that the Employee is a “specified employee” (as determined under Section 409A of the Code) at the time of the separation from service triggering the payment or provision of benefits, any payment or benefit under this Agreement which is determined to provide for a deferral of compensation pursuant to Section 409A of the Code shall not commence being paid or made available to the Employee until after six (6) months from the Termination Date that constitutes a separation from service within the meaning of Section 409A of the Code, to the extent that such delay is necessary in order to comply with the requirements of Section 409A of the Code.

7.
Restrictive Covenants.

7.1
Confidential Information. The Employee hereby acknowledges that in connection with his employment by the Company he will be exposed to and may obtain certain Confidential Information (as defined below) (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by the Employee or otherwise has been or is made available to him) regarding the business and operations of the Company and its subsidiaries or affiliates. The Employee further acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Company. For purposes of this Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by the Company or its direct or indirect subsidiaries relating to Business Opportunities or Intellectual Property (as those terms are defined below) or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company or its direct or indirect subsidiaries, whether oral or in written form. The Employee agrees that all Confidential Information is and will remain the property of the Company or its direct or indirect subsidiaries, as the case may be. The Employee further agrees, except for disclosures occurring in the good faith performance of his duties for the Company or its direct or indirect subsidiaries, during the Employment Term, the Employee will hold in the strictest confidence all Confidential Information, and will not, both during the Employment Term and for a period of two (2) years after the Termination Date, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information, directly or indirectly, for his own benefit or profit or allow any person, entity or third party, other than the Company or its direct or indirect subsidiaries and authorized executives of the same, to use or otherwise gain access to any Confidential Information. The Employee will have no obligation under this Agreement with respect to any information that becomes generally available to the public other than as a result of a disclosure by the Employee or his agent or other representative or becomes available to the Employee on a non-confidential basis from a source other than the Company or its direct or indirect subsidiaries. Further, the Employee will have no obligation under this Agreement to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Company; provided, however, that if and when such a disclosure is required by law, the Employee promptly will provide the Company with notice of such requirement, so that the Company may seek an appropriate protective order. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

7.2
Return of Property. Employee agrees to deliver promptly to the Company, upon termination of his employment hereunder, or at any other time when the Company so requests, all documents relating to the business of the Company or its direct or indirect subsidiaries, including without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of the Company or its direct or indirect subsidiaries and all copies thereof and therefrom; provided, however, that the Employee will be permitted to retain copies of any documents or materials of a personal nature or otherwise related to the Employee’s rights under this Agreement, copies of this Agreement and any attendant or ancillary documents.

7.3
Non-Compete Obligations.

(a)           Non-Compete Obligations During Employment Term. The Employee agrees that during the Employment Term:

(i)           the Employee will not, other than through the Company, engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, more than one percent (1%) shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products; provided that the foregoing shall not be deemed to restrain the participation by the Employee’s spouse in any capacity set forth above in any business or activity engaged in any such activity and provided further that the Company may, in good faith, take such reasonable action with respect to the Employee’s performance of his duties, responsibilities and authorities as set forth in Sections 1.1 and 1.2 of this Agreement as it deems necessary and appropriate to protect its legitimate business interests with respect to any actual or apparent conflict of interest reasonably arising from or out of the participation by Employee’s spouse in any such competitive business or activity; and

(ii)           all investments made by the Employee (whether in his own name or in the name of any family members or other nominees or made by the Employee’s controlled affiliates), which relate to the leasing, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products will be made solely through the Company, other than as may be approved by the Board of Directors; and the Employee will not (directly or indirectly through any family members or other persons), and will not permit any of his controlled affiliates to: (A) invest or otherwise participate alongside the Company or its direct or indirect subsidiaries in any Business Opportunities (as defined below), or (B) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether any of the Company or its direct or indirect subsidiaries ultimately participates in such business or activity, in either case, except through the Company. Notwithstanding the foregoing, nothing in this Section 7.3 shall be deemed to prohibit the Employee or any family member from owning, or otherwise having an interest in, less than one percent (1%) of any publicly owned entity or three percent (3%) or less of any private equity fund or similar investment fund that invests in any business or activity engaged in any of the activities set forth above, provided that Employee has no active role with respect to any investment by such fund in any entity.

(b)           Non-Compete Obligations After Termination Date. The Employee agrees that the Employee will not engage or participate in any manner, whether directly or indirectly, through any family member or other person or as an employee, employer, consultant, agent principal, partner, more than one percent (1%) shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity during the one (1) year period following the Termination Date; provided, however, such period shall be eighteen (18) months if Employee received Severance Benefits pursuant to Section 6.4(a), in any business or activity which is in direct competition with the business of the Company or its direct or indirect subsidiaries in the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons and related products within the boundaries of, or within a two-mile radius of the boundaries of, any mineral property interest of any of the Company or its direct or indirect subsidiaries (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company and any third party) or any other property on which any of the Company or its direct or indirect subsidiaries has an option, right, license or authority to conduct or direct exploratory activities, such as three-dimensional seismic acquisition or other seismic, geophysical and geochemical activities (but not including any preliminary geological mapping), as of the Termination Date or as of the end of the six (6) month period following such Termination Date; provided that, this Section 7.3(b) will not preclude the Employee from making investments in securities of oil and gas companies which are registered on a national stock exchange, if (A) the aggregate amount owned by the Employee and all family members and affiliates does not exceed five percent (5%) of such company’s outstanding securities, and (B) the aggregate amount invested in such investments by the Employee and all family members and affiliates after the date hereof does not exceed $1,000,000.

Notwithstanding the foregoing, nothing in this Section 7.3 shall be deemed to restrain the participation by Employee’s spouse in any capacity set forth above in any business or activity described above.

(c)           Not Applicable Following Change of Control Termination. The Employee will not be subject to the covenants contained in Section 7.3(b) and such covenants will not be enforceable against the Employee from and after the date of an Eligible Termination if such Eligible Termination occurs within six (6) months before or eighteen (18) months after a Change of Control.

7.4
Non-Solicitation.

(a)           Non-Solicitation Other than Following a Change of Control Termination. During the Employment Term and for a period of one (1) year following the Termination Date; provided, however, such period shall be eighteen (18) months if Employee received Severance Benefits pursuant to Section 6.4(a), the Employee will not, whether for his own account or for the account of any other Person (other than the Company or its direct or indirect subsidiaries), (i) intentionally solicit, endeavor to entice away from the Company or its direct or indirect subsidiaries, or otherwise interfere with the relationship of the Company or its direct or indirect subsidiaries with, any person who is employed by the Company or its direct or indirect subsidiaries (including any independent sales representatives or organizations), or (ii) using Confidential Information, solicit, endeavor to entice away from the Company or its direct or indirect subsidiaries, or otherwise interfere with the relationship of the Company or its direct or indirect subsidiaries with, any client or customer of the Company or its direct or indirect subsidiaries in direct competition with the Company.

(b)           Not Applicable Following Change of Control Termination. The Employee will not be subject to the covenants contained in Section 7.4(a) and such covenants will not be enforceable against the Employee from and after the date of an Eligible Termination if such Eligible Termination occurs within six (6) months before or eighteen (18) months following a Change of Control.

7.5
Assignment of Developments. The Employee assigns and agrees to assign without further compensation to the Company and its successors, assigns or designees, all of the Employee’s right, title and interest in and to all Business Opportunities and Intellectual Property (as those terms are defined below), and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.

For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are developed by the Employee during the Employment Term, or originated by any third party and brought to the attention of the Employee during the Employment Term, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).

For purposes of this Agreement, “Intellectual Property” shall mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of the Employee prior to the date of this Agreement), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which the Employee discovers, conceives, invents, creates or develops, alone or with others, during the Employment Term, if such discovery, conception, invention, creation or development (a) occurs in the course of the Employee’s employment with the Company, (b) occurs with the use of any of the time, materials or facilities of the Company or its direct or indirect subsidiaries, and (c) in the good faith judgment of the Board, relates or pertains in any material way to the purposes, activities or affairs of the Company or its direct or indirect subsidiaries.

7.6
Injunctive Relief. The Employee acknowledges that a breach of any of the covenants contained in this Section 7 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Employee from engaging in activities prohibited by this Section 7 or such other relief as may be required to specifically enforce any of the covenants in this Section 7.

7.7
Adjustment of Covenants. The parties consider the covenants and restrictions contained in this Section 7 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction will be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

7.8
Forfeiture Provision.

(a)           Detrimental Activities. If the Employee engages in any activity that violates any covenant or restriction contained in this Section 7, in addition to any other remedy the Company may have at law or in equity, (i) the Employee will be entitled to no further payments or benefits from the Company under this Agreement or otherwise, except for any payments or benefits required to be made or provided under applicable law, (ii) all unexercised forms of equity compensation held by or credited to the Employee will terminate effective as of the date on which the Employee engages in that activity, unless terminated sooner by operation of another term or condition of this Agreement or other applicable plans and agreements, and (iii) any exercise, payment or delivery pursuant to any equity compensation award that occurred within one (1) year prior to the date on which the Employee engages in that activity may be rescinded within one (1) year after the first date that a majority of the members of the Board first became aware that the Employee engaged in that activity. In the event of any such rescission, the Employee will pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required.

(b)           Right of Setoff. The Employee consents to a deduction from any amounts the Company owes the Employee from time to time (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Employee by the Company), to the extent of the amounts the Employee owes the Company under Section 7.8(a). Whether or not the Company elects to make any setoff in whole or in part, if the Company does not recover by means of setoff the full amount the Employee owes, calculated as set forth above, the Employee agrees to pay immediately the unpaid balance to the Company. In the discretion of the Board, reasonable interest may be assessed on the amounts owed, calculated from the later of (i) the date the Employee engages in the prohibited activity and (ii) the applicable date of exercise, payment or delivery.

(c)           Forfeiture by Company. In the event that Company fails to timely and fully pay to Employee all Severance Benefits or Change of Control Benefits due under this Agreement, then Company shall forfeit all right to enforce this Section 7.

8.
Miscellaneous.

8.1
Assignment; Successors; Binding Agreement. This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of the Company arising out of this Agreement may be assigned to any corporation or other entity controlling, controlled by, or under common control with the Company, or to any corporation or other entity or person succeeding to the business and substantially all of the assets of the Company or any affiliates for which the Employee performs substantial services whether by reason of a merger, consolidation, statutory share exchange, sale of assets or similar form of corporate transaction (a “Business Combination”). Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns. The Company agrees that in connection with any Business Combination, it shall obtain from any successor entity or person to the Company a written agreement to assume and perform all obligations of the Company under this Agreement (and shall cause any parent corporation or entity in such Business Combination to guarantee such obligations). Failure of the Company to obtain such assumption and guarantee prior to the effectiveness of any such Business Combination that constitutes a Change of Control shall be a material breach of this Agreement.

8.2
Modification and Waiver. Except as otherwise provided below, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board and is agreed to in writing by the Employee and such officer(s) as may be specifically authorized by the Board to effect it. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, will constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

8.3
Entire Agreement. This Agreement together with any attendant or ancillary documents, embodies the entire understanding of the parties hereto, and, upon the Effective Date, will supersede all other oral or written agreements or understandings between them regarding the subject matter hereof; provided, however, that if there is a conflict between any of the terms in this Agreement and the terms in any ancillary document to which the Employee is party or any other award agreement between the Company and the Employee, the terms of this Agreement shall govern. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement or the other documents referenced in this Section 8.3.

8.4
Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Texas other than the conflict of laws provision thereof.

8.5
Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)           Disputes. In the event of any dispute, controversy or claim between the Company and the Employee arising out of or relating to the interpretation, application or enforcement of the provisions of this Agreement, the Company and the Employee agree and consent to the personal jurisdiction of the state and local courts of Harris County, Texas for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have any jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with this Agreement. The Company and the Employee also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to the Employee at his last known address as reflected in the Company’s records.

(b)           Waiver of Right to Jury Trial.

THE COMPANY AND THE EMPLOYEE HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY TO ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AS WELL AS TO ALL CLAIMS ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM INCLUDING, BUT NOT LIMITED TO:

(i)           Any and all claims and causes of action arising under contract, tort or other common law including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation and invasion of privacy.

(ii)           Any and all claims and causes of action arising under any federal, state or local law, regulation or ordinance, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, the Pregnancy Discrimination Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and all corresponding state laws.

(iii)           Any and all claims and causes of action for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, employment benefits or compensation, past or future loss of pay or benefits or expenses.

8.6
Withholding of Taxes. The Company will withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally will be required to be withheld.

8.7
Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties).

to the Company:

Yuma Energy, Inc.
Attention: Chief Executive Officer
1177 West Loop South, Suite 1825
Houston, Texas 77027

to the Employee:

The address of the Employee on file with the Company.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

8.8
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

8.9
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

8.10
Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and will not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement will be construed as if no headings had been used in the Agreement.

8.11
Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein will have the meanings set forth herein for all purposes; (b) references to “Section “ are to a section hereof; (c) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

8.12
Capacity; No Conflicts. The Employee represents and warrants to the Company that: (a) he has full power, authority and capacity to execute and deliver this Agreement, and to perform his obligations hereunder, (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which he is a party or is otherwise bound, and (c) this Agreement is his valid and binding obligation, enforceable in accordance with its terms. Employee warrants and represents that he has actual authority to enter into this Agreement as the authorized act of the indicated entities.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

YUMA ENERGY, INC.:

By: /s/ Sam L. Banks
Name: Sam L. Banks
Title: Chief Executive Officer

EMPLOYEE:

/s/ James J. Jacobs
James J. Jacobs